SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2017

BANKFINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.
On April 21, 2017, BankFinancial Corporation (the “Company”) entered into a Restated Standstill Agreement (the “2017 Standstill Agreement”) with Financial Edge Fund, L.P, Financial Edge - Strategic Fund, L.P., PL Capital/Focused Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, Lashley Family 2011 Trust, Albernet OU, Dr. Irving Smokler, Beth Lashley, John W. Palmer and Richard J. Lashley (collectively, the “PL Capital Parties”).
The primary purpose of the 2017 Standstill Agreement is to extend the contractual and other arrangements that are presently in place between the Company and the PL Capital Parties pursuant to a Standstill Agreement dated December 30, 2013 (the “2013 Standstill Agreement”). As described in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2013, pursuant to the 2013 Standstill Agreement the Board of Directors of the Company and its Corporate Governance and Nominating Committee agreed, among other things, to nominate and recommend Mr. Palmer for election as a director of the Company at the 2014 Annual Meeting of Stockholders. The PL Capital Parties agreed, among other things, that during the Standstill Period (as defined in the 2013 Standstill Agreement) and as long as a designee of the PL Capital parties continued to serve as a member of the Company’s Board of Directors, the PL Capital Parties would vote all beneficially owned Company shares in favor of the director nominees selected by the Corporate Governance and Nominating Committee and would otherwise support such director candidates, and with respect to any other proposal submitted by any stockholder, each PL Capital Party would vote all shares that it beneficially owns in accordance with the recommendation of the Board of Directors.
The 2017 Standstill Agreement extends the above arrangements to apply to Mr. Palmer’s nomination and recommendation for election as a director of the Company at the 2017 Annual Meeting of Stockholders and the conduct of the PL Capital Parties following Mr. Palmer’s reelection as a director of the Company.
The 2017 Standstill Agreement also eliminates references to a potential Bank-level directorship for Mr. Palmer and, as indicated above, provides that during the Standstill Period (as described below), the PL Capital Parties will continue to abide by various support and passivity covenants, as well as other covenants consistent with applicable Federal Reserve Board guidance, including covenants not to take any of the following actions without the prior written approval of the Company’s board of directors : (i) acquire, alone or in concert with others, beneficial ownership in excess of 9.99% of the outstanding common stock of the Company; (ii) make, engage in or participate in, alone or in concert with others, any “solicitation” of “proxies” or consents to vote or seek to advise, encourage, or influence in any manner whatsoever any person with respect to the voting of, any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to offer to the Company or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise seek, alone or in concert with others, to control or change the management, Board of Directors or policies of the Company or the Bank or nominate any person as a director who is not nominated by the then incumbent directors or proposing any matter to be voted upon by the stockholders of the Company; (iv) seek the removal of any member of the board; (v) exercise or attempt to exercise a controlling influence (determined in a manner consistent with the public guidance issued by the Federal Reserve) over the management or policies of the Company, or any of its affiliates; or (vi) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the Company.
The Standstill Period generally will remain in effect until the earliest of (i) the date that is 10 days after the date that the Company materially breaches its obligations under the Standstill Agreement if the breach is not timely cured; (ii) the date that is three months from the date that Mr. Palmer (or, in the event of his death, disability or resignation, a substitute nominee of the PL Capital Parties, whose substitution shall be subject to the approval of the board of directors in its sole discretion) ceases to be a member of the board, (iii) the date immediately following the Company’s 2020 Annual Meeting of Stockholders subject to certain limitations that will survive for as long as any designee of the PL Capital Parties serves as a member of the board, and (iv) the date on which the Company, at its option, elects to terminate the Standstill Period by written notice to the PL Capital Parties, which election may occur any time after the beneficial ownership of the PL Capital Parties decreases below 5% of the outstanding shares of the Company’s common stock.
The foregoing summary of the Standstill Agreement is not complete and is subject to, and qualified in its entirety by the text of the Standstill Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Restated Standstill Agreement dated April 21, 2017 by and between BankFinancial Corporation and Financial Edge Fund, L.P, Financial Edge - Strategic Fund, L.P., PL Capital/Focused Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody, PL Capital, LLC, Lashley Family 2011 Trust, Albernet OU, Dr. Irving Smokler, Beth Lashley, John W. Palmer and Richard J. Lashley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION
(Registrant)

Date:	April 24, 2017	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President